Exhibit 99.1

Ocera Therapeutics Announces Election of Wendell Wierenga to Board

Palo Alto, CA —December 24, 2013 – Ocera Therapeutics (NASDAQ: OCRX) today announced that Wendell Wierenga, Ph.D., has joined its board of directors.

“We are excited that Wendell has accepted our offer to join our board, and we will benefit greatly from his leadership as we advance our Phase 2b clinical trials,” said Linda Grais, M.D., chief executive officer of Ocera. “Wendell’s experience will also be extremely beneficial in shaping both our clinical and our business growth strategy.”

“Ocera’s clinical candidate, OCR-002, offers promising clinical benefit for patients with hepatic encephalopathy,” said Dr. Wierenga. “I am pleased to be joining Ocera and look forward to helping the company develop as it advances this clinical candidate.”

Dr. Wierenga presently serves as executive vice president, research and development at Santarus, Inc. Previously Dr. Wierenga held leadership positions at Ambit Biosciences Corporation, Neurocrine Biosciences, Inc., and Syrrx, Inc. as well as 10 years with Parke-Davis/Warner-Lambert (now Pfizer) where he held positions including senior vice president, worldwide pharmaceutical sciences, technologies and development.

Dr. Wierenga has led or participated in the research and development of more than 70 INDs, over 15 NDAs and 16 marketed products, including Lipitor, Neurontin, Lyrica, and Uceris.  Dr. Wierenga earned his Ph.D. in chemistry from Stanford University and has been a member of the scientific advisory board of seven biotech and pharmaceutical companies, including currently Concert Pharmaceuticals, Ferring Pharmaceuticals, and aTyr Pharma, Inc. In addition, he has served on the boards of directors of five biotech companies including, until recently, Onyx Pharmaceuticals, and currently, Cytokinetics and XenoPort.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger which has been granted Orphan Disease and Fast Track status from the FDA to treat hyperammonemia and associated hepatic encephalopathy in patients with liver cirrhosis, acute liver failure and acute liver injury. For additional information, please see www.ocerainc.com.

Forward Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program, including the potential success of OCR-002 in clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed on November 14, 2013, as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Inquiries:

Jeri Hilleman

Ocera Therapeutics, Inc.

Communications@ocerainc.com

650-475-0158